EXHIBIT B

OWNERSHIP INTERESTS AS OF March 15, 2006

MEMBER	OUTSTANDING
OWNERSHIP

James Gunnerson	15%

Connie Kalitta	10%

David Marande	11.25%

Ronald McCaughan	11.25%

George Kelsey	5.00%

David Adams	8.75%

Mark L. McAlpine	13.75%

Phillip Elkus Trust	3.0%

Michele DeGregorio	5%

Susan A. Moss	.35%

RESERVED OWNERSHIP	16.65%

TOTAL	100%

So certified:

Mark L. McAlpine
Vice President, Secretary and General Counsel

______________________